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                                                                   EXHIBIT 99.1

     GLYKO BIOMEDICAL LTD. INFORMATION RELEASE TO UNITED STATES SHAREHOLDERS

         Toronto, Ontario, March 28, 2002 - Glyko Biomedical Ltd. (TSE:GBL) today advises its shareholders who are U.S. persons ("U.S. Holders") that, for its fiscal year beginning January 1, 2002, Glyko likely will be a "passive foreign investment company" ("PFIC"). In addition, although the matter is not free from doubt, Glyko may have been a PFIC for its fiscal year ending December 31, 2001. Glyko makes no representations whether it was or was not a PFIC for any other fiscal year. Glyko urges its U.S. Holders to consult their tax advisors about the U.S. federal income tax consequences of owning and disposing of stock in a PFIC and whether an election by such U.S. Holder to treat its capital stock in Glyko as a "qualified electing fund" ("QEF") would be prudent. The deadline for a U.S. Holder to file a QEF election is the due date of such U.S. Holder's federal income tax return (including extensions) for the taxable year to which such election relates.

         THE APPLICATION OF THE PFIC RULES IS COMPLEX AND OFTEN DISADVANTAGEOUS. U.S. HOLDERS OF GLYKO COMMON SHARES ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF HOLDING AND DISPOSING OF STOCK OF A PFIC AND MAKING QEF ELECTIONS.

Safe Harbour

         The risks associated with Glyko's business are discussed in Glyko's Annual Report on Form 10-K for the year ended December 31, 2000, and in subsequent quarterly reports on Form 10-Q. Your are encouraged to read this information carefully.

         This release contains both historical and forward-looking statements about the expectations, beliefs, plans, intentions and strategies of Glyko. Forward-looking statements relating to expectations about future events or results are based upon information available to Glyko as of today's date. Glyko does not assume any obligation to update any of these statements, and these statements are not guarantees of Glyko.

ABOUT GLYKO

         Glyko's principal asset is BioMarin capital stock. BioMarin develops enzyme therapies to treat serious, life-threatening diseases and conditions. BioMarin leverages its expertise in enzyme biology to develop product candidates for the treatment of genetic diseases, including MPS I, MPS VI, MPS IVA and PKU, as well as other critical care situations such as cardiovascular surgery and serious burns.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

         Glyko files annual and quarterly financial statements, annual reports, annual information forms, management proxy circulars and other documents and information with the Canadian Securities Administrators in Canada and with the Securities and Exchange Commission in the United States. You may read and copy any reports, statements or other information filed with the

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SEC by Glyko at the SEC Public Reference Rooms at 450 Fifth Street NW,
Washington, DC 20549 or at any of the SEC's other public reference rooms. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Glyko's filings with the Canadian Securities Administrators are available to the public on the System for Electronic Document Analysis and Retrieval maintained by the Canadian Securities Administrators at www.sedar.com.

         FOR FURTHER INFORMATION PLEASE CONTACT:

         Joerg Gruber
         Chairman
         Glyko BioMedical Ltd.
         44.20.7349.3100